THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE


                PROCTER & GAMBLE EXPECTS STRONGER VOLUME GROWTH
                   FOR SECOND QUARTER AND FISCAL YEAR 2004/05
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         CINCINNATI, Dec. 8, 2004 - The Procter & Gamble Company (NYSE: PG)
stated it expects second quarter shipment volume to increase six to seven percent, toward the top end of the previous guidance range. Sales for the quarter are expected to grow six to eight percent, including a one to two percent benefit from foreign exchange. Mix and pricing are expected to decrease sales by one percent. The strong top-line momentum continues to be led by rapid growth in developing markets as well as broad-based, innovation-driven growth across global business units.

         For the fiscal year, the company now expects shipment volume to grow six to eight percent versus the prior year, slightly above previous expectations, behind developing market momentum and strong innovations planned for the second half of the fiscal year. Total sales are estimated to increase six to nine percent, an increase versus prior guidance which was five to six percent. The higher sales outlook is due to the increased volume projection and an additional one to two percent top-line benefit from foreign exchange. Prior guidance assumed foreign exchange would be essentially neutral for the fiscal year.

         P&G confirmed it remains comfortable with the current range of analysts' earnings estimates for the October to December quarter. The analysts' estimates for the second quarter are for earnings of $0.71 to $0.72 per share, an increase of 9 percent to 11 percent. This is versus a very strong base period with core earnings growth of 15 percent driven mainly by Health Care behind the early and severe cough/cold season.

         For fiscal year earnings per share, P&G stated it is comfortable with the upper-half of analysts' range of estimates, which equates to $2.59 to $2.61 per share, an increase of approximately 12 percent versus the prior year. The company added that operating profit margin is still expected to improve modestly for both the second quarter and fiscal year despite continuing pressure on gross margins from rising commodity costs.

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella); (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products; (10) the ability to stay close to consumers in an era of increased media fragmentation; and (11) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

NON-GAAP MEASURES
-----------------
         In accordance with the SEC's Regulation G, this provides the definition of the non-GAAP measure used in this release and the reconciliation to the most closely related GAAP measure. The reference to base period "core" net earnings per share growth excludes restructuring charges from base period results. On a reported basis, October to December 2003 net earnings per share growth was 23% versus the prior year reported results.

ABOUT P&G
---------
         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R) and Wella(R). The P&G community consists of about 110,000 employees working in almost 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G MEDIA CONTACT:
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US: 1-800-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Thomas Tippl - +1-513-983-2414